Exhibit 99.1

Intersect ENT Reports First Quarter 2015 Results

Revenue Increased 78% Year Over Year to $13.4 Million

MENLO PARK, Calif.—May 6, 2015— Intersect ENT, Inc. (NASDAQ:XENT), a company dedicated to improving the quality of life for patients with ear, nose and throat conditions, today reported financial results for the first quarter ended March 31, 2015.

Recent Highlights

•	Achieved revenue growth of 78% over Q1 2014.

•	Realized gross margin of 79% versus 69% in Q1 2014.

•	Patient enrollment for both the RESOLVE II study and the PROGRESS study continues to proceed according to plan. RESOLVE II is a pivotal Phase III clinical study of the company’s RESOLVE steroid releasing implant designed to treat patients with recurrent sinus obstruction in the office setting. The PROGRESS study is designed to assess the safety and efficacy of the PROPEL® mini steroid releasing sinus implant when placed in the frontal sinus opening.

•	Added Chas McKhann as chief commercial officer and Kieran Gallahue and W. Anthony Vernon as members of the Board of Directors. Mr. Gallahue was recently CEO of CareFusion and Mr. Vernon was recently CEO of Kraft Foods, Inc.

“We are off to a strong start in 2015, continuing to drive physician use of our PROPEL products and advancing our pipeline with on-plan enrollment in both clinical trials,” stated Lisa Earnhardt, president and CEO of Intersect ENT. “We believe that these accomplishments, together with the recent additions to our leadership team and expansion of our sales force and clinical teams, position us well for the future.”

First Quarter Financial Results

Revenue for the three months ended March 31, 2015 increased by 78% to $13.4 million from $7.5 million in the same period in 2014. This increase is attributable to higher unit sales via the acquisition of new accounts, driving adoption with existing customers, and a modest price increase implemented at the start of the year. Gross margin for the first quarter of 2015 was 79%, up from 69% in the three months ended March 31, 2014. This increase in gross margin was due primarily to spreading the company’s manufacturing costs over higher production volumes.

Operating expenses for the first quarter of 2015 were $15.9 million, an increase of 73% compared to $9.2 million in the first quarter of 2014. The increase in operating expenses was driven primarily by growth in headcount, notably in sales and clinical staffing, an increase in clinical trial spending, as well as expenses associated with being a public company.

Net loss for the first quarter of 2015 was $5.3 million, compared to $4.4 million for the first quarter of 2014. First quarter 2015 basic and diluted net loss per share was $(0.23) per share.

Cash, cash equivalents and short-term investments totaled $42.9 million as of March 31, 2015.

Conference Call

Intersect ENT will host a conference call today at 4:30 p.m. ET to discuss its first quarter 2015 results and business outlook. To access the conference call via the Internet, go to the “Investor Relations” page of the company’s web site at www.intersectENT.com. To access the live conference call via phone, dial 1-866-652-5200 and ask to join the Intersect ENT call. International callers may access the live call by dialing 1-412-317-6060.

A replay of the conference call may be accessed that same day after 8:00 p.m. ET at www.intersectENT.com or via phone at 1-877-344-7529 or 1-412-317-0088 for international callers. The reference number to enter the replay of the call is 10063386. The dial-in replay will be available for a week after the call and via the Internet for approximately one month.

About Intersect ENT

Intersect ENT, Inc. is dedicated to improving the quality of life for patients with ear, nose and throat conditions. The company markets two steroid releasing implants, PROPEL and PROPEL mini, clinically proven to improve surgical outcomes for patients with chronic sinusitis undergoing ethmoid sinus surgery. In addition, Intersect ENT is developing new steroid releasing implants designed to provide ENT physicians with even more customized options to treat patients with chronic sinusitis less invasively and more cost effectively. Chronic sinusitis is an inflammatory condition leading to debilitating symptoms and chronic infections, and is one of the most costly conditions to U.S. employers.

Forward-Looking Statements

The statements in this press release regarding Intersect ENT’s continued growth and positioning for the future are “forward-looking” statements. These forward-looking statements are based on Intersect ENT’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation: the performance of PROPEL and PROPEL mini and the investigational RESOLVE drug releasing sinus implant relative to alternative treatments may not be as Intersect ENT expects; the development of competitive products; the uncertain timing of, completion of and success of clinical trials; market competition; as well as other risks detailed from time to time in Intersect ENT’s filings with the Securities and Exchange Commission, including its Form 10-K filed on March 11, 2015. Intersect ENT does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

XENT-F

Intersect ENT, Inc.

Jeri Hilleman, 650-641-2105

ir@intersectENT.com

Intersect ENT, Inc.

Condensed Statements of Operations

(in thousands, except percentages and per share data)

(unaudited)

	Three Months Ended March 31,
	2015	2014
Revenue	$13,372	$7,497
Cost of sales	2,792	2,360

Gross profit	10,580	5,137
Gross margin	79%	69%

Operating expenses:
Selling, general and administrative	12,620	6,658
Research and development	3,326	2,577

Total operating expenses	15,946	9,235

Loss from operations	(5,366)	(4,098)
Interest and other income (expense), net	28	(311)

Net loss	$(5,338)	$(4,409)

Net loss per share, basic and diluted	$(0.23)	$(2.49)

Weighted average common shares used to compute net loss per share, basic and diluted	23,488	1,773

Intersect ENT, Inc.

Condensed Balance Sheets

(in thousands)

(unaudited)

	March 31, 2015	December 31, 2014
Assets
Current assets:
Cash, cash equivalents and short-term investments	$42,906	$48,443
Accounts receivable, net	7,998	8,337
Inventory	2,826	2,547
Prepaid expenses and other current assets	1,268	951

Total current assets	54,998	60,278
Property and equipment, net	1,779	1,474
Other non-current assets	1,149	1,201

Total assets	$57,926	$62,953

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,974	$2,128
Accrued compensation	4,294	5,085
Other current liabilities	878	898

Total current liabilities	7,146	8,111
Deferred rent	1,098	1,030

Total liabilities	8,244	9,141
Total stockholders’ equity	49,682	53,812

Total liabilities and stockholders’ equity	$57,926	$62,953